                                                                   EXHIBIT 10(a)

         SUBCONTRACT AGREEMENT BETWEEN SUPERCONDUCTIVE COMPONENTS, INC.
                                       AND
                  THE OHIO STATE UNIVERSITY RESEARCH FOUNDATION


The following describes the terms and conditions under which The Ohio State University Research Foundation whose address is 1960 Kenny Road, Columbus, Ohio 43210-1063; hereinafter referred to as "SUBCONTRACTOR", acting on behalf of the College of Engineering, agrees to conduct studies as described below under subcontract to Superconductive Components, Inc., whose address is 1145 Chesapeake Ave., Columbus, Ohio 43212, hereinafter referred to as COMPANY.

1.       WORKSCOPE
         SUBCONTRACTOR agrees to conduct research and development services. The scope of work described in the SUBCONTACTOR's proposal 66443-55-00 and attached hereto as Attachment A, shall be completed. The work will be conducted to partly satisfy COMPANY's, Small Business Technology Transfer contract with the National Science Foundation, entitled "NOx Sensor for Internal Combustion Engines", Dr. Prabir Dutta will act as the SUBCONTRACTOR's Principal Investigator and direct the technical activity of the subcontracted work.

2.       PERIOD OF PERFORMANCE
         This agreement is effective on April 1, 2000 and end March 31, 2001 unless extended.

3.       PRICE
         SUBCONTRACTOR agrees to perform the workscope on a Firm-Fixed Price basis, in the amount of $20,000. Any additional charges for services not provided for in the workscope must be approved in writing in advance.

4.       REPORTING
         SUBCONTRACTOR will provide a technical progress report on or about November 15, 2000 and a final technical report on or before April 30, 2001.

6.       BILLING AND PAYMENT
         COMPANY will pay according to the following payment schedule:

                  April 2000        $4,000           June 2000         $4,000
                  May 2000          $4,000           July 2000         $4,000
                  August 2000       $4,000

         SUBCONTRACTOR will provide invoices in accordance with the above payment schedule Payments will be made by COMPANY within thirty (30) days of invoices, SUBCONTRACTOR hereby acknowledges receipt of $12,000, representing the first three (3) payments under this Agreement.

6.       STANDARD OF PERFORMANCE
         SUBCONTRACTOR will perform the workscope in accordance with generally accepted professional practices. HOWEVER, AND BECAUSE OF THE NATURE OF SUCH EFFORT, SUBCONTRACTOR MAKES NO WARRANTY OR GUARANTEE WHATSOEVER IN CONNECTION WITH THE FURNISHING OF THE SERVICES OR THE USE OR IMPLEMENTATION OS SUCH SERVICES BY PURCHASER.

7.       MATERIALS, APPLIANCES, EMPLOYEES
         Unless otherwise stipulated, the SUBCONTRACTOR shall provide and pay for all materials, labor, tools, equipment, transportation and other facilities necessary for the execution and completion of the work.

8.       TERMINATION
         Performance under this agreement may be terminated by either party upon thirty (30) days written notice. Upon termination, SUBCONTRACTOR will be reimbursed for all costs and non-cancelable commitments incurred in the performance of the work, but not to exceed the fixed price specified in PRICE. Non-cancelable commitments include scheduled stipends to graduate students.

9.       RIGHT TO PUBLISH
         SUBCONTRACTOR reserves the right to publish the results of this investigation. Before publishing, however, SUBCONTRACTOR shall notify COMPANY of its intention to publish, and shall submit the manuscript to COMPANY for review and comment. COMPANY shall have thirty (30) days from receipt of the manuscript to present any comments, which shall be in writing, to SUBCONTRACTOR. COMPANY'S comments shall be given due consideration by SUBCONTRACTOR. Furthermore, SUBCONTRACTOR agrees to not publish COMPANY'S Proprietary or Confidential Information without the prior written consent of COMPANY. The publication of the results may be delayed for a period not to exceed six (6) months if it contains a disclosure of an invention(s) on which either party desires to file a United States or foreign patent. It is understood that in no case can this provision for delay of publication pending patent filing cause a delay in the normal academic progress of a SUBCONTRACTOR graduate student with respect to preparation and submission of a graduate thesis or dissertation. SUBCONTRACTOR agrees to not incorporate COMPANY'S Confidential or Proprietary Information in any thesis or dissertation.

10.      CONFIDENTIAL INFORMATION
         A. During the course of performing the workscope described, SUBCONTRACTOR may be exposed to Proprietary Information of COMPANY. The Proprietary Information may include, for example, documents, data, know-how, formulae, processes, designs, customer lists, specifications, samples, reports, findings, inventions or ideas, but not limited to these forms. Regardless of the form in which the Proprietary Information was disclosed to SUBCONTRACTOR, such Information must be identified in writing as being proprietary and confidential information of the COMPANY.

         B. SUBCONTRACTOR shall not use Proprietary Information disclosed by COMPANY under this subcontract for any purpose except for the purpose of performing the workscope described.

         C. SUBCONTRACTOR agrees to maintain COMPANY'S Proprietary Information in confidence, and not to disclose it to any Third parties except COMPANY further agrees that the obligation of confidence undertaken above does not prevent the disclosing of any information pursuant to the subpoena power of any court of any civil investigation demand issued by a governmental agency or as otherwise may be required by law.

         D. Nothing contained herein shall deprive the SUBCONTRACTOR of the right to disclose or use any information that is:

                  (i) generally known or which becomes generally known as evidenced by printed publications through no fault of the SUBCONTRACTOR; or

                  (ii) which is possessed by SUBCONTRACTOR as evidenced by dated, written records kept in the ordinary course of business, before receipt from COMPANY; or

                  (iii) which is disclosed to SUBCONTRACTOR by a third party who has an independent right to such information.

         E. The obligation of confidentiality undertaken by the SUBCONTRACTOR shall survive any termination of this Agreement.

11.      INTELLECTUAL PROPERTY
         Intellectual Property shall be governed by the Cooperative Agreement dated December 11, 1998 and attached hereto, as Attachment B.

12.      ASSIGNMENT
         Neither party to the Contract shall assign or sublet it as a whole without the written consent of the other, nor shall the SUBCONTRACTOR assign any money due or to become due to him hereunder, without the previous written consent of COMPANY.

13.      APPLICABLE LAW
         This agreement shall be governed and construed in accordance with the laws of the State of Ohio.

14.      EQUAL OPPORTUNITY
         During the performance of the Contract and to the extent that Executive Order Number 11246 may be applicable to this contract, SUBCONTRACTOR agrees as follows:

         A. SUBCONTRACTOR will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, ancestry, physical handicap, mental condition, marital status, age, or veteran status. SUBCONTRACTOR agrees to post in conspicuous places, available to employees and applicants for employment, any notices provided to the SUBCONTRACTOR, which set forth the provisions of this nondiscrimination clause.

         B. SUBCONTRACTOR will, in all solicitations or advertisements for employees placed by or on behalf of SUBCONTRACTOR, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex, national origin, ancestry, physical handicap, mental condition, marital status, age, or veteran status.

15.      CERTIFICATION OF NONSEGREGATED FACILITIES
         A. "Segregated facilities", as used in this provision, means any waiting rooms, work areas, rest rooms and washrooms, restaurants and other eating areas, time clocks, locker rooms and other storage or dressing areas, parking lots, drinking fountains, recreation or entertainment areas, transportation, and housing facilities provided for employees, that are segregated by explicit directive or are in fact segregated on the basis of race, color, religion, or national origin because of habit, local custom, or otherwise.

         B. SUBCONTRACTOR certifies that it does not and will not maintain or provide for its employee any segregated facilities at any of its establishments, and that it does not and will not permit its employees to perform their services at any location under its control where segregated facilities are maintained. SUBCONTRACTOR agrees that a breach of this certification is a violation of the Equal Opportunity clause in this contract.

16.      CLEAN AIR AND WATER CERTIFICATION
         SUBCONTRACTOR certifies that any facility to be used in performance of this contract is not X listed on the Environmental Protection Agency List of Violating Facilities.

         SUBCONTRACTOR agrees to notify COMPANY immediately, in writing, of the receipt of any communication from the Administrator, or a designee, of the Environmental Protection Agency, indicating that any facility intended or being used in performance of this contract is under consideration to be listed on the EPA List of Violating Facilities.

17.      SURVIVABILITY
         The provisions of Sections 9, 10 and 11 shall survive any termination or expiration of this Agreement

Agreed to and Accepted:

The Ohio State University                   COMPANY
Research Foundation                         Superconductive Components, Inc.



By                                          By:
  -------------------------------------       ----------------------------------
Signed:                                     Signed:
       --------------------------------            -----------------------------
Title:                                      Title:
      ---------------------------------           ------------------------------
Date:                                       Date:
    -----------------------------------          -------------------------------

                                                                    ATTACHMENT A

                                STATEMENT OF WORK

                TITLE: NOx SENSOR FOR INTERNAL COMBUSTION ENGINES


1)       Synthesis and the characterization of the auxiliary phases

         Responsibilities:

         CISM:
         -        Formulation of the compound
         -        Microstructural studies

         SCI:
         -        Synthesis of the powder
         -        Characterization of the powder

         ACTIVITIES

         1.       Formulation of the compound
         2.       Synthesis of the powder
         3.       Calcination of the powder
         4.       Phase analysis by XRD
         5.       Stoichiometry  verification by ICP
         6.       Particle size analysis
         7.       Microstructural studies

2)       Preparation and characterization of the zeolite

         Responsibilities:

         CISM:
         -        Formulation of the compound
         -        Preparation of the powder
         -        Microstructural studies
         -        Characterization of the powder

         ACTIVITIES

         1.       Preparation of ion-exchange solutions
         2.       Prepare HY and CUY, various loading levels
         3.       Phase analysis by XRD
         4.       Stoichiometry  verification by ICP
         5.       Particle size analysis
         6.       Microstructural studies

3)       Fabrication of the sensor

         Responsibilities:

         CISM:
         -        Fabrication of the sensor

         SCI:
         -        Packaging of the sensor

         ACTIVITIES

         1.       Design the prototype
         2.       Preparation of zeolite materials
         3.       Deposition of electrodes, zeolite, and metal oxide
         4.       Packaging of the sensor

                                                                    ATTACHMENT B

                              COOPERATIVE AGREEMENT


SMALL BUSINESS TECHNOLOGY TRANSFER (STTR) PROGRAM ALLOCATION OF RIGHTS IN INTELLECTUAL PROPERTY AND RIGHTS TO CARRY OUT FOLLOW-ON RESEARCH, DEVELOPMENT, OR COMMERCIALIZATION.

 This Agreement between Superconductive Components, Inc., a small business concern organized as an Ohio Corporation under the laws of the State of Ohio and having a principal place of business at 1145 Chesapeake Ave., Columbus, OH 43212, ("SBC") and The Ohio State University Research Foundation, a research institution having a principal place of business at 1960 Kenny Road, Columbus, OH 43210, ("RI") is entered into for the purpose of allocating between the parties certain rights relating to an STTR project to be carried out by SBC and RI (hereinafter referred to as the "PARTIES") under an STTR funding agreement that may be awarded by the National Science Foundation (NSF) to SBC to fund a proposal entitled "NOx Sensor for Internal Combustion Engines," submitted, or to be submitted, to NSF by SBC on or about December 14, 1998.

1.       Applicability of this Agreement.

         (a) This Agreement shall be applicable only to matters relating to the STTR project referred to in the preamble above.

         (b) If a funding, agreement for an STTR project is awarded to an SBC based upon the STIR proposal referred to in the preamble above, SBC will promptly provide a copy of such funding agreement to RI, and SBC will make a subaward to RI in accordance with the funding agreement, the proposal, and this Agreement. If the terms of such funding agreement appear to be inconsistent with the provisions of this Agreement, the Parties will attempt in good faith to resolve any such inconsistencies. However, if such resolution is not achieved within a reasonable period, SBC shall not be obligated to award nor RI to accept the subaward. If a subaward is made by SBC and accepted by RI, this Agreement shall not be applicable to contradict the terms of such subaward or of the funding agreement awarded by NSF to SBC except on the grounds of fraud, misrepresentation, or mistake, but shall be considered to resolve ambiguities in the terms of the subaward.

         (c) The provisions of this Agreement shall apply to any and all consultants, subcontractors, independent contractors, or other individuals employed by SBC or RI for the purposes of this STTR project.

2.       Background Intellectual Property.

         (a) "Background Intellectual Property" means property and the legal right therein of either or both parties developed before or independent of this Agreement including inventions, patent applications) patents, copyrights, trademarks, mask works, trade secrets and any information embodying proprietary dam such as technical data and computer software.

         (b) This Agreement shall not be construed as implying that either party hereto shall have the right to use Background Intellectual Property of the other in connection with this STTR project except as otherwise provided hereunder.

                  (1) The following Background Intellectual Property Of SBC may be used nonexclusively and, except as noted, without compensation by RI in connection with research or development activities for this STTR project (if "none" so state):

                           NONE:

                  (2) The following Background Intellectual Property of RI may be used nonexclusively and, except as noted, without compensation by SBC in connection with research or development activities for this STTR project (if "none" so state):

                           NONE:

                  (3) The following Background Intellectual Property of RI may be used by SBC nonexclusively in connection with commercialization of the results of this STTR project, to the extent that such use is reasonably necessary for practical, efficient and competitive commercialization of such results but not for commercialization independent of the commercialization of such results upon the condition that SBC pay to RI, in addition to any other royalty including any royalty specified in the following list, a royalty of 2% of net sales or leases made by or under the authority of SBC of any product or service that embodies, or the manufacture or normal use of which entails the use of, all or any part of such Background Intellectual Property (if "none" so state):

                           BACKGROUND INTELLECTUAL PROPERTY WILL CONSIST OF THE OHIO STATE UNIVERSITY RESEARCH FOUNDATION INVENTION DISCLOSURE 97ID66F ENTITLED POTENTIOMETRIC TYPE NOx WITH ZEOLITE COATED ELECTRODES.

3.       Project Intellectual Property.

         (a) "Project Intellectual Property" means the legal rights relating to inventions (including Subject Inventions as defined in 37 CFR Section 401), patent applications, patents, copyrights, trademarks, mask works, trade secrets and any other legally protectable information, including computer software, first made or generated during the performance of this STTR Agreement.

         (b) Except as otherwise provided herein, ownership of Project Intellectual Property shall vest in the party whose personnel conceived the subject matter or first actually reduced the subject matter to practice, and such party may perfect legal protection therein in its own name and at its own expense. Jointly made or generated Project Intellectual Property shall be jointly owned by the Parties unless otherwise agreed in writing. The SBC shall have the first option to perfect the rights in jointly made or generated Project Intellectual Property unless otherwise agreed in writing.

                  (1) Profits, resulting from any product, process, or other innovation or invention based on the cooperative agreement shall be negotiated in good faith at the conclusion of the project.

                  (2) Expenses and other liabilities associated with the development and marketing of any product, process, or other innovation or invention shall be allocated as follows: the SBC will be responsible for one hundred percent (100%) and the RI will be responsible for zero (0) percent.

         (c) The Parties agree to disclose to each other, in writing, each and every Subject Invention which may be patentable or otherwise protectable under the United States patent laws in Title 35, United States Code. The Parties acknowledge that they will disclose Subject Inventions to each other and the awarding agency within one (1) month after their respective inventor(s) first disclose the invention in writing to the person(s) responsible for patent matters of the H disclosing Party. All written disclosures of such inventions shall contain sufficient detail of the invention, identification of any statutory bars, and shall be marked confidential, in accordance with 35 U.S.C. Section 205.

         (d) Each party hereto may use Project Intellectual Property of the other nonexclusively and without compensation in connection with research or development activities for this STTR project, including inclusion in STTR project reports to the NSF and proposals to the NSF for continued funding of this STTR project through additional phases.

         (e) In addition to the Government's rights under the Patent Rights clause of 37 CFR Section 401.14, the Parties agree that the Government shall have an irrevocable, royalty free, nonexclusive license for any governmental purpose in any Project Intellectual Property.

         (f) SBC will have an option to commercialize the Project Intellectual Property of RI, subject to any rights of the Government therein, as follows --

                  1) Where Project Intellectual Property of RI is a potentially patentable invention, SBC will have an exclusive option for a license to such invention, for an initial option period of six (6) months after such invention has been reported to SBC. SBC may, at its election and subject to the patent expense reimbursement provisions of this section, extend such option for an additional three (3) months by giving written notice of such election to RI prior to the expiration of the initial option period. During the period of such option following notice by SBC of election to extend, RI will pursue and maintain any patent protection for the invention requested in writing by SBC and, except with the written consent of SBC or upon the failure of SBC to reimburse patenting expenses as required under this section, will not voluntarily discontinue the pursuit and maintenance of, any United States patent protection for the invention initiated by RI or of any patent protection requested by SBC. For any invention for which SBC gives notice of its election to extend the option, SBC will, within thirty (30) days after invoice, reimburse RI for the expenses incurred by RI prior to expiration or termination of the option period in pursuing and maintaining (i) any United States patent protection initiated by RI and (ii) any patent protection requested by SBC. SBC may terminate such option at will by giving written notice to RI in which case further accrual of reimbursable patenting expenses hereunder, other than prior commitments not practically revocable, will cease upon RI's receipt of such notice. At any time prior to the expiration or termination of an option, SBC may exercise such option by giving written notice to RI, whereupon the parties will promptly and in good faith enter into negotiations for a license under RI's patent rights in the invention for SBC to make, use and/or sell products and/or services that embody, or the development, manufacture and/or use of which involves employment of the invention. The terms of such license will include: (i) payment of reasonable royalties to RI on sales of products or services which embody, or the development, manufacture or use of which involves employment of the invention, (ii) reimbursement by SBC of expenses incurred by RI in seeking and maintaining patent protection for the invention in countries covered by the license (which reimbursement, as well as any such patent expenses incurred directly by SBC with RI's authorization, insofar as deriving from RI's interest in such invention, may be offset in full against up to fifty percent (50%) of accrued royalties in excess of any minimum royalties due RI); and, in the case of an exclusive license, (iii) reasonable commercialization milestones and/or minimum royalties.

                  (2) Where Project Intellectual Property of RI is other than a potentially patentable invention, SBC will have an exclusive option for a license, for an option period extending until L months following completion of RI's performance of that phase of this STTR project in which such Project Intellectual Property of R1 was developed by RI SBC may exercise such option by giving written notice to RI, whereupon the parties will promptly and in good faith enter into negotiations for a license under RI's interest in the subject matter for SBC to make, use and/or sell products or, services which embody, or the development, manufacture and/or use of which involve employment of, such Project Intellectual Property of RI. The terms of such license will include: (i) payment of reasonable royalties to RI on sales of products or services that embody, or the development, manufacture or use of which involves employment of, the Project Intellectual Property of RI and, in the case of an exclusive license, (ii) reasonable commercialization milestones and/or minimum royalties.

                  (3) Where more than one royalty might otherwise be due in respect of any unit of product or service under a license pursuant to this Agreement, the parties shall in good faith negotiate to ameliorate any effect thereof that would threaten the commercial viability of tile affected products or services by providing in such license(s) for a reasonable discount or cap on total royalties due in respect of any such unit.

4.       Follow-on Research or Development.

         All follow-on work, including any licenses, contracts, subcontracts, sublicenses or arrangements of any type, shall contain appropriate provisions to implement the Project Intellectual Property rights provisions of this agreement and insure that the Parties and the Government obtain and retain such rights granted herein in all future resulting research, development, or commercialization work.

5. Confidentiality/Publication.

         (a) Background Intellectual Property and Project Intellectual Property of a party, as well as other property or confidential information of a party, disclosed by that party to the other in connection with this STTR project shall be received and held in confidence by the receiving party and, except with the consent of the disclosing party or as permitted under this Agreement, neither used by the receiving party nor disclosed by the receiving party to others, provided that the receiving party has notice that such information is regarded by the disclosing party as proprietary or confidential. However, these confidentiality obligations shall not apply to use or disclosure by the receiving party after such information is or becomes known to the public without breach of this provision or is or becomes known to the receiving party from a source reasonably believed to be independent of the disclosing party or is developed by or for the receiving party independently of its disclosure by the disclosing party.

         (b) Subject to the terms of paragraph (a) above, either party may publish its results from this STTR project, However, the publishing party will negotiate the right of review with the other party with respect to a proposed publication, as well as a 30 day period in which to review proposed publications and submit comments, which will be given full consideration before publication. Furthermore, upon request of the reviewing parry, publication will be deferred for up to 150 additional days for preparation and filing of a patent application which the reviewing party has the right to file or to have filed at its request by the publishing party.

6.       Liability.

         (a) Each party disclaims all warranties running to the other or through the other to third parties, whether express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, and freedom from infringement, as to any information, result, design, prototype, product or process deriving directly or indirectly and in whole or pan from such party in connection with this STTR project.

         (b) SBC will indemnify and hold harmless RI with regard to any claims arising in connection with commercialization of the results of this STTR project by or under the authority of SBC. To extent permitted under Ohio law, the PARTIES will indemnify and hold harmless the Government with regard to any claims arising in connection with commercialization of the results of this STTR project.

7.       Termination.

         (a)      This agreement ma be terminated by either Party upon thirty
                  (30) days written notice to the other Party. This agreement may also be terminated by either Party in the event of the failure of the other Party to comply with the terms of this agreement.

         (b) In the event of termination by either Parry, each Party shall be responsible for its share of the costs incurred through the effective date of termination, as well as its share of the costs incurred after the effective date of termination, and which are related to the termination. The confidentiality, use, and/or non-disclosure obligations of this agreement shall survive any termination of this agreement.

8.       Governing Law.

         (a) This agreement shall be governed by the state of Ohio and shall also be subject to applicable U.S. federal laws and regulations which derive from the prime National Science Foundation grant to SBC.



AGREED TO AND ACCEPTED

Small Business Concern



By:                                             Date:
   -----------------------------------               --------------------------

Print Name:
           ---------------------------

Title:
      --------------------------------

Research Institution



By:                                             Date:
   -----------------------------------               --------------------------

Print Name:
           ---------------------------

Title:
      --------------------------------